Exhibit 6

Schedule A

Pursuant to Instruction C to Schedule 13D, the below information relates to the current members of the Investment Committees of each of Juniper Capital II GP, L.P. (“Fund II GP”), Juniper Capital III GP, L.P. (“Fund III GP”) and Juniper capital IV GP, L.P. (“Fund IV GP”).  Each of the individuals listed below is a citizen of the United States. Additionally, unless otherwise indicated, none of the below individuals share voting or dispositive power over any shares of Common Stock of the Issuer, except in their capacity as an Investment Committee member or, in the case of Edward Geiser, as described in this Schedule 13D.

The members of the Investment Committees of each of Fund II GP, Fund III GP and Fund IV GP are as follows:

Name	Present Principal Occupation or Employment	Principal Business Address
Edward Geiser	Executive Managing Director of Juniper Capital Advisors, L.P. and Juniper Capital Investment Management, L.P.	2727 Allen Parkway Suite 1850 Houston, Texas 77019

Richard Gordon	Senior Advisor to Juniper Capital Advisors, L.P. and Juniper Capital Investment Management, L.P.	2727 Allen Parkway Suite 1850 Houston, Texas 77019

Kevin Cumming	Partner of Juniper Capital Advisors, L.P. and Juniper Capital Investment Management, L.P.	2727 Allen Parkway Suite 1850 Houston, Texas 77019

Joshua Schmidt*	Partner and Chief Operating Officer of Juniper Capital Advisors, L.P. and Juniper Capital Investment Management, L.P.	2727 Allen Parkway Suite 1850 Houston, Texas 77019

*	Member of Fund IV GP Investment Committee ONLY